Exhibit 4.11

Execution Version

7 DAYS GROUP HOLDINGS LIMITED

10/F, 705 Guang Zhou Dadaonan Road

Guangzhou, P.R. China

September 10, 2007

PERSONAL AND CONFIDENTIAL

TO THE PURCHASERS

LISTED ON SCHEDULE A

ATTACHED HERETO

Re:	Right of First Offer

Ladies and Gentlemen:

This letter agreement (this “Agreement”) is by and between 7 Days Group Holdings Limited, a company incorporated with limited liability in the Cayman Islands (the “Company”) and each of the entities listed on Schedule A attached hereto (each a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, pursuant to (i) those certain Securities Purchase Agreements, dated as of September 4, 2007, by and among the Company, the Purchasers and the other parties thereto (each, a “Purchase Agreement”), (ii) that certain Indenture, dated as of September 10, 2007, by and among the Company, the Trustee set forth therein and the other parties thereto (the “Indenture”) and (iii) that certain Warrant Agreement, dated as of September 10, 2007, by and among the Company, the Warrant Agent set forth therein and the other parties thereto (the “Warrant Agreement”), the Company proposes to issue to the Purchasers, collectively, up to an aggregate of 800 Units (each, a “Unit”), with each Unit consisting of a Guaranteed Senior Floating Rate Note with principal amount of US$100,000 due September 10, 2010 (each, a “Note”) and one warrant representing the right to purchase a certain number of the Company’s ordinary shares, par value US$ 0.125 per share, as calculated in the Warrant Agreement (each, a “Warrant”).

WHEREAS, notwithstanding the fact that the Notes and Warrants shall immediately be separable following the Closing (as defined in the Purchase Agreement), the Company desires to limit the transferability of the Units during the RFO Term (as defined below), in order to, among others, facilitate the Company’s ability to obtain necessary waivers and consents under the Indenture and/or the Warrant Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1. Right of First Offer.

(a) Transfer Notice. From the date hereof until the earlier of (i) such date when no Notes remain issued and outstanding, (ii) the occurrence of an Event of Default (as such term is defined in the Indenture) that is not duly waived in accordance with the

Indenture, or (iii) the date of a Change of Control (as such term is defined in the Indenture) (such term is referred to as the “RFO Term”), if a Purchaser proposes to transfer any Units (such Purchaser, a “Transferor”) to one or more third parties (excluding any Affiliate (as defined in the Indenture) of such Purchaser or any of the Permitted Buyers (as defined below)) (a “Transfer”), then the Transferor shall give the Company written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which Transfer Notice shall include (i) the number of the Units (specifying the number of Notes and the number of Warrants) proposed to be transferred (the “Offered Units”), (ii) the consideration proposed to be paid for the Offered Units and (iii) the other material terms and conditions upon which the Transfer is proposed to be made.

For the purpose of this Agreement, the term “Permitted Buyers” shall mean (i) the Sponsors (as defined in the Indenture) and their respective investors, (ii) the other Purchasers and (iii) their respective Affiliates.

(b) Company’s Option. The Company shall have an option for a period of seven (7) days following its receipt of the Transfer Notice (the “Option Period”) to elect to purchase on its own behalf, and/or to designate one or more of the Permitted Buyers (as defined below) to purchase, all (but not less than all) of the Offered Units at the same price and subject to substantially the same terms and conditions as described in the Transfer Notice, by notifying the Transferor in writing (such notice, an “Exercise Notice”) before expiration of the Option Period.

(c) Procedure. If the Company delivers to the Transferor an Exercise Notice within the Option Period specified in clause (b) above, then the Purchaser and the Company and/or the Permitted Buyer(s) shall negotiate in good faith to close the purchase and transfer of the Offered Units at a date no later than ten (10) days after the Transferor’s receipt of the Exercise Notice; provided, however, that if the Transfer as set forth on the Transfer Notice is proposed to be carried out through Euroclear or Clearstream and governed by the standard transfer documents of Euroclear or Clearstream, then payment by the Company and/or the Permitted Buyer(s), as the case may be, for such Offered Units to be purchased pursuant to the Exercise Notice shall be by check or wire transfer in immediately available funds of the appropriate currency, against delivery of any documents evidencing the Offered Units to be purchased within ten (10) days of the Transfer Notice. Notwithstanding the foregoing, at any time prior to the Transferor’s receipt from the Company of an Exercise Notice, the Transferor shall have the right to terminate or withdraw any Transfer Notice and any intent to transfer Offered Units with respect to such Offered Units during the applicable Option Period.

2. Non-Exercise of the Right of First Offer.

(a) If (i) the Transferor does not timely receive any Exercise Notice during the Option Period or (ii) the Company or the Permitted Buyers, as the case may be, do not timely purchase the Offered Units via delivery of payment pursuant to Section 1(c) above, the Transferor shall have a period of ninety (90) days from the expiration of such Offer Period in which to sell the Offered Units upon the terms and conditions (including the purchase price) specified in the Transfer Notice.

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(b) In the event the Transferor does not consummate the sale or disposition of any Offered Units within ninety (90) days from the expiration of the applicable Offer Period, all of the rights of the Company under Section 1 above shall continue to be applicable to any subsequent disposition of such Offered Units by the Transferor.

3. No Right After the Transfer of Any Unit or after expiration of the RFO Term.

(a) The right of first offer with respect to any Offered Units, as provided herein, shall not continue to exist with respect to such Offered Units following the transfer of such Offered Units by any Purchaser to any third party (excluding any Affiliate of such Purchaser) pursuant to Section 2(a) above.

(b) The right of first offer with respect to any Offered Units, as provided herein, shall automatically terminate upon the expiration of the RFO Term.

4. Notice on Third Party Buyers. To facilitate the Company to obtain necessary waivers and consents under the Indenture and/or the Warrant Agreement, each Purchaser agrees that, within seven (7) days after it has transferred any Unit to any third party purchaser, it shall use its best efforts to send a written notice to the Company, which notice shall set forth the name, address, telephone and contact person of such third party purchaser of such Unit.

5. Several and Not Joint Obligations. The obligations of each Purchaser hereunder are several and not joint obligations, and each Purchaser shall have no obligation and no liability to any person for the performance or non-performance by any other Purchaser hereunder.

6. Miscellaneous.

(a) This letter shall be governed by and construed in accordance with the laws of the State of New York.

(b) Notices given pursuant to any provision of this Agreement shall be addressed in accordance with Section 12(a) of each of the Purchase Agreements.

(c) All disputes arising out of or in connection with this Agreement shall be settled in accordance with Section 12(d) of each of the Purchase Agreements.

(d) Except for its right to designate one or more of the Permitted Buyers to purchase the Offered Units (as expressly set forth pursuant to Section 1(b) above), the Company shall not be entitled to assign or transfer any of its rights under this Agreement to any third party.

(e) The parties hereto may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this letter. This letter agreement shall become effective upon the execution by all parties to this letter agreement.

Very truly yours,

7 DAYS GROUP HOLDINGS LIMITED

By:	/s/ Zheng Nanyan
Name:	Zheng Nanyan
Title:	Chief Executive Officer

[SIGNATURE PAGE TO RIGHT OF FIRST OFFER LETTER AGREEMENT]

ACCEPTED AND AGREED:

MERRILL LYNCH INTERNATIONAL

By:	/s/ Jacque Brett
	Name:	Jacque Brett
	Title:	Authorized Signatory

[SIGNATURE PAGE TO RIGHT OF FIRST OFFER LETTER AGREEMENT]

ACCEPTED AND AGREED:

INDOPARK HOLDINGS LIMITED

By:	/s/ David Lee
	Name:	David Lee
	Title:	Authorized Signatory

[SIGNATURE PAGE TO RIGHT OF FIRST OFFER LETTER AGREEMENT]

ACCEPTED AND AGREED:

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Christopher Dunn
	Name:	Christopher Dunn
	Title:	Authorized Signatory

By:	/s/ Paul Richardson
	Name:	Paul Richardson
	Title:	Authorized Signatory

[SIGNATURE PAGE TO RIGHT OF FIRST OFFER LETTER AGREEMENT]

SCHEDULE A

Purchasers

Merrill Lynch International

2 King Edwards Street

London EC1A 1HQ

England

With a copy (that does not constitute notice) to:

Merrill Lynch (Asia Pacific) Limited

17/F ICBC Tower

3 Garden Road, Central

Hong Kong

Attn:	Ellen Lo/Mark Squires
Fax:	+852 2536 3109

Indopark Holdings Limited

4th Floor, IBL House

Caudan Port Louis

Mauritius

With a copy (that does not constitute notice) to:

Merrill Lynch (Asia Pacific) Limited

15/F Citibank Tower

3 Garden Road, Central

Hong Kong

Attn:	Bonnie Lo
Fax:	+852 2161 7148

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom

Attn:	Christopher Dunn
Fax:	+852-2203-7293